EXHIBIT 95

Mine Safety Disclosures

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each operator of a mine is required to include certain mine safety results in its periodic reports filed with the SEC. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Act). Below, we present the following items regarding certain mining safety and health matters for the three months ended March 31, 2012:

-
total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under section 104 of the Mine Act for which we have received a citation from MSHA;

-
total number of orders issued under section 104(b) of the Mine Act, which covers violations that had previously been cited under section 104(a) that, upon follow-up inspection by MSHA, are found not to have been totally abated within the prescribed time period, which results in the issuance of an order requiring the mine operator to immediately withdraw all persons (except certain authorized persons) from the mine;

-	total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under Section 104(d) of the Mine Act;
-
total number of flagrant violations (i.e., reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury) under section 110(b)(2) of the Mine Act;

-
total number of imminent danger orders (i.e., the existence of any condition or practice in a mine which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated) issued under section 107(a) of the Mine Act;

-	total dollar value of proposed assessments from MSHA under the Mine Act;
-	total number of mining-related fatalities; and
-	total number of pending legal actions before the Federal Mine Safety and Health Review Commission involving such mine.

HALLIBURTON COMPANY
Mine Safety Disclosures
Three Months Ended March 31, 2012
(Unaudited)
(Whole dollars)

104(d)
	Section	Section	Citations	Section	Section	Proposed		Pending
	104	104(b)	and	110(b)(2)	107(a)	MSHA		Legal
Operation/ MSHA Identification Number(1)	Citations	Orders	Orders	Violations	Orders	Assessments(2)	Fatalities	Actions
BPM Colony Mill/4800070	-	-	-	-	-	$-	-	-
BPM Colony Mine/4800889	-	-	-	-	-	-	-	-
BPM Lovell Mill/4801405	-	-	-	-	-	-	-	-
BPM Lovell Mine/4801016	-	-	-	-	-	-	-	-
Corpus Christi Grinding Plant/4104010	-	-	-	-	-	-	-	-
Dunphy Mill/2600412	1	-	-	-	-	-	-	-
Lake Charles Plant/1601032	5	-	-	-	-	2,924	-	-
Larose Grinding Plant/1601504	-	-	-	-	-	-	-	-
Rossi Jig Plant/2602239	-	-	-	-	-	-	-	-
Total	6	-	-	-	-	$2,924	-	-

(1)
The definition of a mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine.

(2)
Amounts included are the total dollar value of proposed or outstanding assessments received from MSHA on or before April 3, 2012 regardless of whether the assessment has been challenged or appealed, for citations and orders occurring during the three months ended March 31, 2012.

In addition, as required by the reporting requirements regarding mine safety included in §1503(a)(2) of the Dodd-Frank Act, the following is a list for the three months ended March 31, 2012, of each mine of which we or a subsidiary of ours is an operator, that has received written notice from MSHA of:

(a)  a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under §104(e) of the Mine Act:
None; or
(b)  the potential to have such a pattern:
None.

Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and are sometimes dismissed. The number of citations, orders, and proposed assessments vary by inspector and also vary depending on the size and type of the operation.